INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in this Registration Statement of Midwest Express Holdings, Inc. on Form S-3 of our report dated January 23, 2002, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in the methods of accounting for major airframe maintenance as well as frequent flyer revenue in 2000), appearing in the Annual Report on Form 10-K of Midwest Express Holdings, Inc. for the year ended December 31, 2001 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Milwaukee, Wisconsin

June 24, 2002